As filed with the Securities and Exchange Commission on April 27, 2010.

Registration No 333-164484

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 8

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

RYERSON HOLDING CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	5051	26-1251524
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

2621 West 15th Place

Chicago, Illinois 60608

(773) 762-2121

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Terence R. Rogers

Chief Financial Officer

Ryerson Holding Corporation

2621 West 15th Place

Chicago, Illinois 60608

(773) 762-2121

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Cristopher Greer, Esq.	Jonathan A. Schaffzin, Esq. William J. Miller, Esq.
Willkie Farr & Gallagher LLP 787 Seventh Avenue New York, New York 10019 (212) 728-8000 Facsimile: (212) 728-9214	Cahill Gordon & Reindel LLP 80 Pine Street New York, New York 10005 (212) 701-3000 Facsimile: (212) 269-5420

Approximate date of commencement of proposed sale to the public:

As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☐
(Do not check if a smaller reporting company)

Title of Each Class of Securities To Be Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee(3)
Common Stock, par value $0.01 per share	$487,058,832	$34,728

(1)	Estimated solely for purposes of determining the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended.
(2)	Includes shares of common stock which may be purchased by the underwriters to cover over-allotments, if any. See “Underwriting.”
(3)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

The purpose of this Amendment No. 8 to Form S-1 Registration Statement (No. 333-164484) is to file Exhibits 4.1, 5.1 and 23.2 and to reflect such filing in the Index to Exhibits.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses, other than the underwriting discounts and commissions, payable by Ryerson Holding Corporation (“Ryerson Holding”) in connection with the sale of common stock being registered. All amounts shown are estimates, except the SEC registration fee, the FINRA filing fee and the NYSE application fee.

Item	Amount to be Paid
SEC Registration Fee	$34,728
FINRA Filing Fee	49,206
NYSE Fee	250,000
Legal and Accounting Fees and Expenses	2,350,000
Printing Expenses	310,000
Transfer Agent and Registrar Fees	3,500
Directors’ and Officers’ Liability Insurance Premium	900,000
Miscellaneous	102,566

Total	$4,000,000

Item 14.	Indemnification of Directors and Officers.

Our amended and restated certificate of incorporation will limit our directors’ and officers’ liability to the fullest extent permitted under Delaware corporate law. Specifically, our directors and officers will not be liable to us or our stockholders for monetary damages for any breach of fiduciary duty by a director or officer, except for liability:

•	for any breach of the director’s or officer’s duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the Delaware General Corporation Law; or

•	for any transaction from which a director or officer derives an improper personal benefit.

If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of our directors and officers shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

The provision regarding indemnification of our directors and officers in our amended and restated certificate of incorporation will generally not limit liability under state or federal securities laws.

Delaware law and our amended and restated certificate of incorporation provide that we will, in certain situations, indemnify any person made or threatened to be made a party to a proceeding by reason of that person’s former or present official capacity with our company against judgments, penalties, fines, settlements and reasonable expenses including reasonable attorney’s fees. Any person is also entitled, subject to certain limitations, to payment or reimbursement of reasonable expenses in advance of the final disposition of the proceeding. In addition, certain employment agreements to which we are a party provide for the indemnification of our employees who are party thereto.

We also maintain a directors’ and officers’ insurance policy pursuant to which our directors and officers are insured against liability for actions taken in their capacities as directors and officers.

Item 15.	Recent Sales of Unregistered Securities.

On January 29, 2010, Ryerson Holding completed an offering of $483 million aggregate principal amount at maturity of 14 1/2% Senior Discount Notes due 2015 to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended. Banc of America Securities LLC and UBS Securities LLC were the Joint Book-Running Managers in connection with the sale of the notes. Ryerson Holding received net proceeds from the offering in the amount of approximately $215 million and the initial purchasers’ discount was 2.25% of the gross proceeds received by Ryerson Holding from the sale of the notes.

Item 16.	Exhibits and Financial Statement Schedules.

(a)	Exhibits

See Exhibit Index attached to this registration statement, which is incorporated by reference herein.

(b)	Financial Statement Schedules

See the following attached Financial Statement Schedules:

(1)	Schedule I—Condensed financial information of Ryerson Holding Corporation (page S-I-1); and

(2)	Schedule II—Valuation and qualifying accounts (page S-II-1)

(a)	Year ended December 31, 2006, and period from January 1, 2007 to October 19, 2007 (Predecessor) and

(b)	Period from October 20, 2007 to December 31, 2007 (Successor) and year ended December 31, 2008 (Successor).

All other schedules are omitted since the required information is not present or is not present in amounts sufficient to require submission of the schedules.

Item 17.	Undertakings.

(a) The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to our amended and restated certificate of incorporation or bylaws, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 8 to its Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, in the State of New York, on this 27th day of April, 2010.

RYERSON HOLDING CORPORATION

By:	/S/ TERENCE R. ROGERS
Name:	Terence R. Rogers
Title:	Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 8 to its Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Stephen E. Makarewicz	Chief Executive Officer and President	April 27, 2010

/S/ TERENCE R. ROGERS Terence R. Rogers	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	April 27, 2010

* Eva M. Kalawski	Director	April 27, 2010

* Mary Ann Sigler	Director	April 27, 2010

* Jacob Kotzubei	Director	April 27, 2010

* Robert L. Archambault	Director	April 27, 2010

*By:	/S/ TERENCE R. ROGERS
Attorney-in-Fact

INDEX TO EXHIBITS

Exhibit Number	Exhibit Description
1.1	Form of Purchase Agreement.††

2.1	Agreement and Plan of Merger, dated July 24, 2007, by and among Ryerson Holding Corporation (f/k/a Rhombus Holding Corporation), Rhombus Merger Corporation and Ryerson Inc.(a)

3.1	Form of Amended and Restated Certificate of Incorporation of Ryerson Holding Corporation.††

3.2	Form of Amended and Restated Bylaws of Ryerson Holding Corporation.††

4.1	Form of Common Stock Certificate of Ryerson Holding Corporation.*

4.2	Indenture, dated as of January 29, 2010, by and among Ryerson Holding Corporation and Wells Fargo Bank, N.A., as trustee.††

4.3	First Supplemental Indenture, dated as of April 12, 2010, between Ryerson Holding Corporation and Wells Fargo Bank, N.A., as trustee.††

4.4	Amended and Restated Stockholders’ Agreement, dated as of March 31, 2009, by and among Rhombus Holding Corporation, Platinum Equity Capital Partners, L.P., Platinum Equity Capital Partners-A, L.P., Platinum Equity Capital Partners-PF, L.P., Platinum Equity Capital Partners II, L.P., Platinum Equity Capital Partners-A II, L.P., Platinum Equity Capital Partners-PF II, L.P., Platinum Rhombus Principals, LLC, and the stockholders party thereto.††

4.5	Amendment to Amended and Restated Stockholders’ Agreement, dated as of April 1, 2009, by and among Rhombus Holding Corporation, Platinum Equity Capital Partners, L.P., Platinum Equity Capital Partners-A, L.P., Platinum Equity Capital Partners-PF, L.P., Platinum Equity Capital Partners II, L.P., Platinum Equity Capital Partners-A II, L.P., Platinum Equity Capital Partners-PF II, L.P., Platinum Rhombus Principals, LLC, Moelis Capital Partners Opportunity Fund I, LP and Moelis Capital Partners Opportunity Fund I-A, LP.††

4.6	Investor Rights Agreement, dated as of April 15, 2010, by and among Ryerson Holding Corporation, Platinum Equity Capital Partners, L.P., Platinum Equity Capital Partners-PF, L.P., Platinum Equity Capital Partners-A, L.P., Platinum Equity Capital Partners II, L.P., Platinum Equity Capital Partners-PF II, L.P., Platinum Equity Capital Partners-A II, L.P. and Platinum Rhombus Principals, LLC.††

5.1	Opinion of Willkie Farr & Gallagher LLP regarding the validity of the securities being registered.*

10.1	Credit Agreement, dated as of October 19, 2007, by and among Rhombus Merger Corporation, Joseph T. Ryerson & Son, Inc., Banc of America Securities LLC, as sole lead arranger and book manager, Ryerson Canada, Inc., as Canadian borrower, Wachovia Capital Finance Corporation (Central), as co-documentation agents, Wells Fargo Foothill, LLC, General Electric Capital Corporation, as co-syndication agents, ABN AMRO Bank N.V., Bank of America, N.A. (acting through its Canada branch), as Canadian agent, Bank of America, N.A., as administrative agent, and the lenders named therein.(a)

10.2	Guarantee and Security Agreement, dated as of October 19, 2007, by and among Rhombus Merger Corporation, the pledgors and guarantors party thereto and Bank of America, N.A., as administrative agent.(a)

10.3	Intercreditor Agreement, dated as of October 19, 2007, by and among Bank of America, N.A., as ABL collateral agent and Wells Fargo Bank, National Association, as notes collateral agent.(a)

10.4	General Security Agreement, dated October 19, 2007, by and between Ryerson Canada, Inc. and Bank of America, N.A., as Canadian Agent.(a)

10.5	Employment Agreement, dated February 28, 2007, by and between Ryerson Inc. and Stephen E. Makarewicz.(a)

Exhibit Number	Exhibit Description
10.6	Employment Agreement, dated July 23, 2001, by and between Ryerson Tull, Inc. and Terence R. Rogers.(a)

10.7	Indemnification Agreement, dated July 24, 2007, by and between Ryerson Inc. and Terence R. Rogers.(a)

10.8	Indemnification Agreement, dated July 24, 2007, by and between Ryerson Inc. and Stephen E. Makarewicz.(a)

10.9	Ryerson Nonqualified Savings Plan.(b)

10.10	Offer Letter Agreement, dated January 8, 2008, between Ryerson Inc. and Matthias Heilmann.(b)

10.11	Rhombus Holding Corporation Amended and Restated 2009 Participation Plan.††

10.12	Ryerson Annual Incentive Plan (as amended through June 14, 2007).††

10.13	Ryerson Holding Corporation 2010 Stock Incentive Plan.††

21.1	List of Subsidiaries of Ryerson Holding Corporation.††

23.1	Consent of Ernst & Young LLP.††

23.2	Consent of Willkie Farr & Gallagher LLP (included in Exhibit 5.1).*

24.1	Power of Attorney (included in the signature pages hereto).

99.1	Consent of Kirk K. Calhoun.††

*	Filed herewith.
††	Previously filed.
(a)	Incorporated by reference to Ryerson Inc.’s Form S-4 filed on July 3, 2008 (File No. 333-152102).
(b)	Incorporated by reference to Ryerson Inc.’s Form S-4/A-2 filed on February 24, 2009 (File No. 333-152102).